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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made as of the 13th day of October, 2000, by and between STRATUS SERVICES GROUP, INC. a Delaware corporation (the "Buyer"), and OUTSOURCE INTERNATIONAL OF AMERICA, INC., a Florida corporation ("Seller").

                              PRELIMINARY STATEMENT

         WHEREAS, the Buyer desires to purchase, and the Seller desires to sell substantially all of the assets of the Seller that comprise the ongoing businesses of the offices of the Seller's "Tandem" division in states of New Hampshire and Massachusetts, consisting of the offices located in the cities of Lawrence, Leominster, Lowell, Athol (recruiting office) and Worcester (recruiting office), Massachusetts and Manchester and Nashua, New Hampshire (collectively, the "Acquired Business") in exchange for the consideration and the assumption of certain of the Seller's liabilities as set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         The recitals set forth above are true and correct and are hereby incorporated herein by reference.

         1. SALE AND DELIVERY OF THE ASSETS

                  1.1 Delivery of the Assets.

                           (a) Subject to and upon the terms and conditions of
                  this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver, and cause its Affiliates (as defined in Section 2.6) to sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from the Seller and such Affiliates, all of the assets, tangible and intangible, of every kind and nature owned or used by Seller exclusively in connection with the operation of the Acquired Business (collectively, the "Assets"), which Assets include those which are set forth on
                  Schedule 1.1 attached hereto and the following properties, assets, rights and interests:

                                    (i) all office supplies and similar
                           materials of the Seller which exist on the Closing Date (as defined below) and are used exclusively in the Acquired Business (other than the letterhead, marketing materials and other supplies bearing the name "Tandem", which Buyer may use for a reasonable transition period, not to exceed sixty (60) days from the Effective Date, as defined below) (the "Supplies");

                                    (ii) all rights of the Seller and its
                           Affiliates under the contracts, agreements, real estate leases, licenses and other instruments

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                           relating exclusively to the Acquired Business, as set
                           forth on SCHEDULE 1.1 attached hereto (collectively, the "Contracts");

                                    (iii) all books and records (limited to the
                           last three years profit and loss statements and backup), correspondence, service employee and customer information in the possession of the Seller, and reports and summaries relating exclusively to the Acquired Business or the other assets described herein (collectively, the "Records");

                                    (iv) all rights of the Seller, if any, under
                           express or implied warranties from the suppliers of the Seller in connection with the Acquired Business;

                                    (v) all furniture, fixtures, equipment and
                           leasehold improvements owned by the Seller on the Closing Date and relating exclusively to the Acquired Business, whether or not reflected as capital assets in the accounting records of the Seller, as set forth on SCHEDULE 1.1 attached hereto (collectively, the "Fixed Assets"); and

                                    (vi) all other assets, properties, claims,
                           rights and interests of the Seller and its Affiliates existing on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, that are used solely in connection with the Acquired Business.

                           (b) Notwithstanding anything to the contrary set
                  forth in this Agreement, the assets, properties, claims, rights and interests of the Seller that are not used exclusively in connection with the Acquired Business will not be transferred to Buyer hereunder. In addition, notwithstanding anything to the contrary set forth in this Agreement, the following items are not included in the sale of Assets contemplated hereby: (i) the cash and cash equivalents, accounts receivable, prepaid items (except for health benefits to the employees of the Acquired Business which shall be Seller's obligation through October 29, 2000) and deposits, used in or relating to the Acquired Business, (ii) the Purchase Price (as hereinafter defined) and the other rights of the Seller under or relating to this Agreement, (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the organization, maintenance or existence as a corporation of the Seller or any Affiliate of the Seller, (iv) any proprietary software of Seller or any Affiliate of Seller, are not to be transferred to Buyer hereunder and are not included within the definition of the Assets, (v) the names "Tandem", "Labor World", "Outsource" and all other tradenames, trademarks and other intellectual property now or hereafter owned by Seller or any Affiliate, and (vi) any real property owned by the Seller or any Affiliate of the Seller.

                  1.2 PURCHASE PRICE. The purchase price for the Assets shall be One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) (the "Purchase Price") payable as follows:

                                    (i) the Buyer shall pay to the Seller on the
                           Closing Date the sum of Fifty Thousand Dollars and 00/100 ($50,000.00) by wire transfer

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                           of immediately available funds to Seller's designated
                           account (the "Closing Payment"); and

                                    (ii) the Buyer shall execute and deliver to
                           Seller on the Closing Date a promissory note in the principal amount of Seventy Five Thousand and 00/100 Dollars ($75,000.00), in the form attached hereto as EXHIBIT A (the "Note"). The Note shall be bearing annual interest at two percent (2%) above the prime rate of Fleet National Bank, as the same may be changed from time to time, payable in twenty four
                           (24) equal monthly installments of principal, plus accrued interest, commencing on the 1st day of December, 2000 and continuing on the 1st day of each month thereafter until November 1st, 2002 when the final installment, plus all accrued and unpaid interest shall be due and payable. The Note shall be secured by a security interest in all of the Assets purchased by Buyer hereunder pursuant to the terms of a security agreement executed by the parties as of the Closing Date in substantially the form attached hereto as EXHIBIT B (the "Security Agreement").

                  1.3 Additional Purchase Price.

                           (a) In addition to the Purchase Price, Buyer, for the
                  two (2) year period from and after the Effective Date, shall pay to Seller on a calendar quarterly basis, within forty-five
                  (45) days after the end of each calendar quarter, an amount equal to thirty percent (30%) of the EBITDA of the Acquired Business (the "Earn-Out"). For the purpose of determining the Earn-Out, the Acquired Business shall mean not only the current Tandem offices, but also any newly opened or acquired staffing offices located in the Territory (hereinafter defined).

                           (b) EBITDA is defined as earnings before interest,
                  taxes, depreciation and amortization, and shall be determined in accordance with generally accepted accounting principles. Included in the calculation of EBITDA shall be an amount not to exceed two percent (2%) of the net revenues of the Acquired Business as the Buyer's corporate allocation (other than sales and operating costs associated directly with the Acquired Business which shall be included as expenses in the calculation of EBITDA) for the Acquired Business (i.e. payroll processing, recruiting, dispatching and similar costs). At such time of payment, Buyer shall deliver to Seller a schedule setting forth the calculations and financial statements supporting the payment made. In the event Seller disputes Buyer's calculations, Seller shall, at its own expense, have the right, directly or through its designated agents, to audit the books and records of Buyer to determine the correctness of Buyer's calculations; provided, however, that should the audit reveal that the amount due and owing to Seller was greater than ten percent (10%) of the originally calculated amount, then Buyer shall reimburse to Seller the cost of the audit, in addition to paying the balance due as determined by the audit.

                           (c) Buyer shall have the option, at any time after
                  the Effective Date and prior to the end of the twelfth (12th) month following the Effective Date to satisfy the Earn-Out in full by making payment to the Seller of the amount of Two Hundred Seventy Five Thousand and 00/100 Dollars ($275,000.00), less the amount of any prior payments made by Buyer under Section 1.3(a). After the
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                  twelfth (12th) month following the Effective Date, the Buyer shall have the option to satisfy the Earn-Out in full by making payment to the Seller of the amount of One Hundred Seventy Five Thousand and 00/100 Dollars ($175,000.00), less the amount of any prior payments made by Buyer under Section 1.3(a) for any quarterly period after the end of said twelfth month. In addition, if EBITDA for any quarter is a negative amount, the amount of such loss shall be deducted from earnings in the subsequent quarter(s) for the purpose of calculating EBITDA for such subsequent quarter(s). Until such time as Buyer may exercise either option expressed above and make the stipulated pay-off amount, Buyer shall have the obligation to continue to make the quarterly payments due on the Earn-Out. Notwithstanding the foregoing, Buyer, in full satisfaction of the Earn-Out, shall have the option, within the first ninety (90) days following the Effective Date, to pay to Seller (i) the remaining principal balance of the Note, plus all accrued and unpaid interest, and (ii) the amount of One Hundred Seventy Five Thousand and 00/100 Dollars ($175,000.00), less the amount of any prior payments made by Buyer under Section 1.3(a). If the Buyer elects to exercise this last option, the Seller shall have no obligation to reimburse Buyer for Seller's share of the audit cost as set forth in Section 4.1(e) below, except to the extent the total cost of the audit exceeds $40,000.00.

                  1.4. Assumption of Liabilities.

                           (a) The Buyer agrees to assume, as of the Effective Date, the liabilities of the Seller arising after the Closing on the Contracts, specifically including all real estate leases for the offices comprising the Acquired Business and leases with Fleet Solutions for vans used in the Acquired Business (the "Assumed Liabilities"). To the extent that the Assets are leased by Seller or any of its Affiliates as of the Closing Date, the Buyer will thereafter pay the rental charge or lease payment for same, or, in the alternative, reimburse Seller periodically in the event Seller is required to make such payments directly to the lessor. If at any time after the Trial Period (as defined below), Seller, in its sole discretion, chooses to pay off the lease liability of any Asset in one lump sum, Buyer shall reimburse Seller for such payment and title to such Asset shall pass to Buyer. At any time after the Closing, Buyer, upon giving Seller forty-five (45) days written notice (the "Trial Period"), can return any item of leased property to Seller in the same condition as such property was received by Buyer, normal wear and tear excepted, and upon such return, Buyer shall no longer have responsibility to reimburse Seller for the lease payment applicable thereto. Notwithstanding the foregoing, Buyer has informed Seller that Buyer will not purchase any of the leased computer equipment located in the offices comprising the Acquired Business, and as to such leased computer equipment, Buyer agrees to make said equipment available to Seller for pick-up within four (4) weeks from the Effective Date.

                           (b) The Buyer shall not assume or agree to perform, pay or discharge, and the Seller and its Affiliates, as the case may be, shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller and its Affiliates, other than the Assumed Liabilities.

                  1.5 OTHER AGREEMENTS. As further consideration for the transaction contemplated hereby, as of the Closing Date, the Seller will enter into a non-competition agreement with Buyer (i) prohibiting the Seller from competing, for two (2) years, in the New Hampshire county of Hillsborough and the Massachusetts counties of Middlesex,
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         Worcester and Essex (collectively, the "Territory"), (ii) prohibiting
         Seller from soliciting clients of the Acquired Business for three (3) years in the Territory, and (iii) prohibiting Seller from employing or soliciting the employment of Buyer's employees for three (3) years (the "Non-Competition Agreement").

                  1.6 THE CLOSING. Subject to and after fulfillment of the conditions set forth in Section 4 of this Agreement, the Closing shall take place at the offices of the Seller in Delray Beach, Florida, at 9:00 a.m. Eastern Time, on October 27, 2000, or such other time or date or such other location as the parties may mutually agree (the "Closing" or "Closing Date"). The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 12:01 a.m., Eastern Time, on October 30, 2000 (the "Effective Date").

                  1.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the various Assets by mutual agreement of the parties.

         2. REPRESENTATIONS OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

                  2.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business in, and is in good standing under, the laws of the States of Florida and New Hampshire and the Commonwealth of Massachusetts. The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

                  2.2 AUTHORIZATION. The execution and delivery of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Seller's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator, or (d) conflict with or result in the breach of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Seller is or may be bound..

                  2.3 OWNERSHIP OF THE ASSETS; NO OTHER OBLIGATION TO TRANSFER. Except where any property subject to this sale is leased, and subject to a general lien on Seller's assets in favor of Outsource International, Inc.'s senior lenders, the Seller has good and
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         marketable title to all of the Assets, free and clear of all liens, claims, encumbrances and restrictions whatsoever. The release of liens of Outsource International, Inc.'s senior lenders is required to enable Seller to sell, transfer and assign the Assets to Buyer as contemplated in this Agreement.

                  2.4 LITIGATION. There are no judgments, suits, actions, investigations or proceedings pending or, to the Seller's knowledge, threatened against the Seller that relate to or affect the Assets or the Acquired Business by any party or any court, administrative agency or other governmental authority.

                  2.5 REAL PROPERTY; LEASES. Seller does not own any real estate used in connection with the Acquired Business. SCHEDULE 2.5 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real and personal property to which the Seller is a party in connection with the Acquired Business (collectively, the "Leases"). True, correct and complete copies of the Leases, and all amendments and modifications thereof, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect and have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such other party is in default thereunder, which alleged default remains uncured.

                  2.6 COMPLIANCE WITH AGREEMENTS AND LAWS. The Seller has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct the Acquired Business and own and operate the Assets (collectively, the "Permits").

                  2.7 CONSENTS. Except as set forth on Schedule 2.7, no consent, approval, authorization or other action by, or filing with, any governmental authority or any other third party is required in connection with the execution, delivery and performance by the Seller of its obligations under this Agreement and the consummation by the Seller of the transactions contemplated hereby.

         3. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

                  3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

                  3.2 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of
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         Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

                  3.3 CONSENTS. No consent, approval, authorization or other action by, or filing with, any governmental authority or any other third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

                  3.4 DEFAULT. The Buyer is not currently, nor will Buyer be as of the Closing Date, in default of any loan agreement or credit facility or other material agreement to which it is a party.

         4. CLOSING DELIVERIES

                  4.1 BY SELLER. The Seller shall deliver to the Buyer at the Closing each of the following documents:

                           (a) a Bill of Sale in the form attached hereto as
                  EXHIBIT C, duly executed by Seller and the appropriate Affiliates of Seller;

                           (b) an Assignment and Assumption of Contracts and
                  Liabilities executed by the Seller evidencing the Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as EXHIBIT D (the "Assignment and Assumption Agreement");

                           (c) the Non-Competition Agreement in the form
                  attached hereto as EXHIBIT E;

                           (d) the Records;

                           (e) copies of the profit and loss statements and
                  general ledgers of the Seller pertaining to the Assets or the Acquired Business for the past three years (the fiscal years 1998 and 1999, and the interim period January 1 through the most recent available month-end subsequent to July 31, 2000) and audited annual and unaudited interim "Statements of Net Assets Acquired and Liabilities Assumed" and "Statements of Division Results of Operations" in satisfaction of Rule 3.05(c) of Regulation S-X and for the required periods of Form 8-K, it being understood and agreed by the Buyer that the cost, excluding expenses, charged by Seller's auditors to produce such statements (the "audit cost"), to the extent required by Buyer, shall be shared equally by the Buyer and Seller up to the first $20,000.00 of the audit cost, with the Buyer being solely responsible for the next $20,000.00 of the audit cost, and the Seller being solely responsible thereafter to the extent the audit cost exceeds $40,000.00. In addition to the audit cost, the Buyer shall be responsible for the first $3,000.00 of expenses incurred by the Seller's auditors, with the Seller responsible for any excess of such expenses. The total audit cost, including expenses, shall be paid by Buyer to

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                  Seller's auditors when the invoice for same is due, with the
                  Buyer deducting the Seller's responsibility for the audit cost, plus the expenses in excess of $3,000.00, from the payments to be made by Buyer to Seller on account of the Earn-Out and only to the extent of fifty percent (50%) of each quarterly Earn-Out payment until the Seller's responsibility for the audit cost is paid in full.

                           (f) consents, in the form of EXHIBIT F attached
                  hereto from each lessor relating to all Leases identified on
                  SCHEDULE 2.5 attached hereto, consenting to the assumption of each such Lease by the Buyer;

                           (g) cross receipt executed by the Seller, in the form
                  of EXHIBIT G ("Cross Receipt");

                           (h) a certificate executed by an officer of the
                  Seller that all representations and warranties made herein by the Seller are true and correct at the time of Closing;

                           (i) a certificate from the secretary of the Seller
                  attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors of the Seller authorizing the sale of the Assets and providing incumbency information for the individual signing this Agreement on behalf of the Seller; and

                           (j) a copy of the release of Ableco Finance, LLC (the
                  "Lender"), as evidenced by UCC-3 Termination Statements, pursuant to which the Lender releases or terminates its security interest in the Assets.

                  4.2 BY THE BUYER. The Buyer shall deliver to the Seller at the Closing each of the following documents:

                           (a) the Assignment and Assumption Agreement (EXHIBIT
                  D), executed by Buyer;

                           (b) payment of the Closing Payment;

                           (c) the Note (EXHIBIT A), executed by the Buyer;

                           (d) the Security Agreement (EXHIBIT B), executed by
                  the Buyer;

                           (e) a UCC-1 financing statement, executed by the
                  Buyer;

                           (f) the Cross Receipt, executed by the Buyer;

                           (g) a certificate executed by an officer of the Buyer
                  that all representations and warranties made herein are true and correct at the time of Closing; and

                           (h) a certificate of the secretary of the Buyer
                  attesting to the accuracy of the resolutions of the Board of Directors of the Buyer authorizing the purchase of the Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer.
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         5. INDEMNIFICATION

                  5.1 BY THE SELLER. The Seller shall indemnify and hold the Buyer harmless from any and all actions, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) that the Buyer may incur, or to which it may become subject, as a result of the breach by Seller of the terms of this Agreement, from third party claims arising from or relating to the operation of the Acquired Business prior to the Effective Date.

                  5.2 BY THE BUYER. The Buyer shall indemnify and hold the Seller harmless from any and all actions, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) that the Seller may incur, or to which it may become subject, as a result of the breach by Buyer of the terms of this Agreement, from third party claims arising from or relating to the operation of the Acquired Business from and after the Effective Date.

                  5.3 THIRD-PARTY CLAIMS. If any claim for indemnification by the party(ies) seeking indemnification ("Indemnitee") arises out of a third-party claim (i.e., out of a claim made by or an action of a person or entity other than Indemnitee), the party(ies) from whom Indemnitee seeks indemnification ("Indemnitor") may, by written notice to Indemnitee, undertake to conduct the defense thereof and to take all other steps or proceedings to defeat or compromise any such action or claim, including the employment of counsel reasonably satisfactory to Indemnitee; provided that Indemnitor shall reasonably consider the advice of Indemnitee as to the defense or compromise of such actions and claims, and Indemnitee shall have the right to participate in such proceedings (at the sole cost and expense of Indemnitee), but control of such proceedings shall remain exclusively with Indemnitor. Indemnitee shall provide all reasonable cooperation to Indemnitor in connection with such proceedings. Counsel and auditor costs and expenses and court costs and fees of all proceedings with respect to any such action or claim shall be borne by Indemnitor. If any such claim is made hereunder and Indemnitor does not elect to undertake the defense thereof by written notice to Indemnitee, then Indemnitee shall be entitled to control such proceedings and shall be entitled to indemnity with respect thereto pursuant to the terms of this Agreement. If the Indemnitor shall assume the defense of such claim, it shall not settle such claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such claim.

                  5.4 NOTICE. Within thirty (30) days after notice of any action, receipt of any claim in writing or similar form of actual notice of any claim as to which it asserts a right to indemnification, Indemnitee shall notify the Indemnitor. The failure of Indemnitee to give the notification to Indemnitor contemplated above in this Section shall not relieve Indemnitor from any liability or obligation that it may have pursuant to this Agreement unless the failure to give such notice within such time shall have been materially damaging or prejudicial to Indemnitor, and in no event shall the failure to give such notice relieve Indemnitor from any liability it may have other than pursuant to this Agreement.

                  5.5 SURVIVAL OF REPRESENTATIONS. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of six (6) months following the Closing and any investigation at any time made by or on behalf of the parties hereto.
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                  5.6 REDUCTION FOR INSURANCE PROCEEDS. To the extent that any
         Indemnified Party shall receive payment under any insurance policies on account of Claims arising under Section 5.1 or Section 5.2 hereof, the amount (if any) payable by the Indemnifying Party on account of such Claims shall be reduced by the amount of such payment or, if the Indemnified Party shall have already collected on such Claims from the Indemnifying Party, then the Indemnified Party shall repay to the Indemnifying Party the amount of such payment.

         6. PRE-CLOSING AGREEMENTS

                  6.1 CORE EMPLOYEES. While the Buyer understands that the Seller cannot guarantee that any employees will enter into employment, non-competition and non-solicitation agreements with the Buyer, Seller will make a good faith effort in encouraging the core staff employees to enter into such agreements with Buyer. Seller agrees to assign to Buyer at the Closing any such agreements between Seller and the employees of the Acquired Business.

                  6.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Effective Date, the Seller shall carry on the Acquired Business substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation. Between the date of this Agreement and the Effective Date, all of the Assets shall be used, operated, repaired and maintained by the Seller in a normal business manner consistent with past practice and Seller shall use its reasonable efforts to preserve intact the business organization of the Acquired Business, to keep available its present employees and maintain its present relationships with customers and suppliers. Unless instructed otherwise by the Buyer in writing, the Seller will accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by the Seller but expected to be performed by the Buyer after the Effective Date. The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Assets to the Buyer on the Effective Date. The Seller will comply with all laws and regulations which are applicable to its ownership of the Assets or to the conduct of the Acquired Business and will perform and comply with all contracts, commitments and obligations by which it is bound. Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Acquired Business and to notify Buyer of any employee departures or any pending employee departures. Seller shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain any required third party consents.

                  6.3 ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS. From the date of this Agreement until the Effective Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, and books and records of the Seller relating solely to the Acquired Business. The Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Acquired Business as the Buyer shall reasonably request and cause its management personnel to cooperate with the Buyer and to be available at the reasonable request of the Buyer so as to provide the Buyer's agents with any and all information concerning the Assets and the Acquired Business that may reasonably be required to close the transactions contemplated hereby. Notwithstanding anything contained in this Section 6.3 above, the Buyer's right to continue its due diligence procedures shall in no way be construed to imply that completion of such due diligence, or the ability of the Buyer to obtain financing, is or will be a condition to closing this transaction. Furthermore, to the extent Buyer requires Seller to engage Seller's outside auditors to perform any work in connection with any requests under this Section 6.3, Buyer shall pay the full cost of such engagement directly to Seller's outside auditors.

                  6.4 AGENTS OF AFFILIATES OF SELLER. Seller shall cause its Affiliates to execute and deliver at Closing the Bill of Sale referred to in Section 4.1(a) of this Agreement and the Assignment and Assumption Agreement referred to in Section 4.1(b) of this Agreement and any other documents required to be delivered by such Affiliates in furtherance of evidencing the transfer of the Assets to the Buyer.

         7. POST-CLOSING AGREEMENTS. The Seller and the Buyer, as the case may be, agree that from and after the Closing Date:

                  7.1 PROPRIETARY INFORMATION.

                           (a) The Seller shall hold in confidence, and use its
                  best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Acquired Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller, (ii) as may be required to enforce any of Seller's rights against Buyer, or (iii) as may be required by law or legal process.

                           (b) The Seller agrees that the remedy at law for any
                  breach of this Section 7.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.1.

                  7.2 FURTHER ASSURANCES AND DATA.

                           (a) At any time and from time to time after the
                  Effective Date, at the Buyer's reasonable request and without further consideration, the Seller shall execute and deliver, and cause its Affiliates to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Seller's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing, the Seller shall, to the extent applicable, authorize the release, and cause its Affiliates to authorize the release, to the Buyer of all files pertaining to the Assets or the Acquired Business held by any federal, state, county or local authorities, agencies or instrumentalities.

                           (b) The parties agree that from and after the
                  Effective Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

                           (c) Within thirty (30) days after the Effective Date,
                  the parties shall mutually agree on the pro-ration as of the Effective Date of rent, utilities and telephone for the Acquired Business, and the party obligated to pay the net amount of such pro-rated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated. Seller will pay the premiums for health benefits of the employees of the Acquired Business through October 30, 2000.

                           (d) The Buyer shall have the right, for a period of
                  three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be retained by the Seller to the extent that any of the foregoing relates to the Acquired Business and is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

                  7.3 COOPERATION IN LITIGATION. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Acquired Business prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         8. TRANSFER AND SALES TAX. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

         9. BROKERS

                  9.1 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and other compensation owed by it to any broker or agent in connection with this transaction ("Broker"). The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by the Broker or by any other person acting or claiming to act as a broker or finder on behalf of the Buyer.

                  9.2 FOR THE SELLER. The Seller represents and warrants that the Seller has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

         10. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), federal express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

         To the Seller:                          With a copy to:
         Mr. Scott R. Francis                    Joseph C. Wasch, Esq.
         Vice President                          General Counsel
         Outsource International of              Outsource International, Inc.
         America, Inc.                           1690 South Congress Avenue,
         1690 South Congress Avenue, Suite 210   Suite 210
         Delray Beach, FL  33445                 Delray Beach, FL  33445

         To the Buyer:                           With a copy to:
         Mr. Joseph J. Raymond                   J. Todd Raymond, Esq.
         President & CEO                         General Counsel
         Stratus Services Group, Inc.            Stratus Services Group, Inc.
         500 Craig Road, Suite 201               500 Craig Road, Suite 201
         Manalapan, NJ  07726                    Manalapan, NJ  07726


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by federal express; or (b) three business days after being sent, if sent by registered or certified mail.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, PROVIDED that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

         12. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

                  12.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                  12.2 ATTACHMENTS. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         13. EXPENSES. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

         14. LEGAL FEES. In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles. The parties hereto agree to be subject to the exclusive jurisdiction and venue shall reside in the state and federal courts located in Monmouth County, New Jersey for the purpose of adjudicating any dispute relating to or arising out of this Agreement.

         16. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         17. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which, when taken together, shall be one and the same document.

         19. SURVIVAL. The terms and provisions of Section 5 through (and including) this Section 19 shall survive the Closing of the transactions contemplated hereby.

         20. PUBLIC DISCLOSURE. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transaction contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 20 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

         21. TERMINATION. This Agreement may be terminated at any time prior to or on the Closing Date:

                  (a) by mutual written consent of the Buyer and the Seller; or

                  (b) by the Buyer if (i) the Seller fails to deliver by the Closing Date all of the documents the Seller is required to deliver under Section 4.1 of this Agreement, (ii) if Seller breaches any of its representations and warranties contained in this Agreement or if the Seller breaches any of the other provisions of this Agreement or (iii) there is any material adverse change in the financial condition or operating results of the Acquired Business; or

                  (c) by the Seller if (i) the Buyer fails to deliver by the Closing all of the documents the Buyer is required to deliver under Section 4.2 of this Agreement or (ii) if Buyer breaches any of its representations and warranties contained in this Agreement or if the Buyer breaches any of the other provisions of this Agreement; or

                  (d) by any party in the event that the Closing shall not have occurred on or prior to October 31, 2000; PROVIDED, HOWEVER, that the failure of the Closing to occur by such date shall not have been the result of the failure of the party seeking to terminate this Agreement to deliver by the Closing Date all such documents as are required under the relevant subsection of Section 4.

If this Agreement is terminated as set forth in this Section 21, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party; provided, however, that no such termination shall relieve any party from any liability for breach of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                        OUTSOURCE INTERNATIONAL OF AMERICA, INC.


                                        By: /s/ SCOTT R. FRANCIS
                                            ------------------------------------
                                        Print Name: SCOTT R. FRANCIS
                                        Title: VICE PRESIDENT


                                        STRATUS SERVICES GROUP, INC.


                                        By: /s/ JOSEPH J. RAYMOND
                                            ------------------------------------
                                        Print Name: JOSEPH J. RAYMOND
                                        Title: PRESIDENT AND CEO


NOTE: EXHIBITS TO THIS ASSET PURCHASE AGREEMENT HAVE BEEN OMMITTED AND WILL BE SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.